EXHIBIT 99.1

For Immediate Release

ChoiceOne Financial Services and County Bank Corp

Shareholders Approve Merger of Equals

SPARTA, Mich. and LAPEER, Mich., September 18, 2019 /PRNewswire/ – ChoiceOne Financial Services, Inc. (OTC: COFS) (“ChoiceOne”), the parent company of ChoiceOne Bank and County Bank Corp (OTC: CBNC) (“County”), the parent company of Lakestone Bank & Trust, jointly announced that at separate special meetings of shareholders held today, each company’s shareholders approved the proposed merger of equals in which County will merge with and into ChoiceOne. The combined holding company will be headquartered in Sparta, Michigan.

“We received strong shareholder support for this partnership,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. "We believe that the positive shareholder response we received today validates the significant opportunity we see for our collective communities, customers, and employees while adding significant value for the shareholders of our two organizations. With limited overlap and disruption, the combined company will present efficiencies and new growth opportunities in our expanded network across Michigan.”

“I am very pleased with the votes of confidence from our shareholders today,” said Bruce Cady, Chairman and CEO of County Bank Corp. “We believe that this affirms our vision to bring together the best of both companies to benefit our shareholders, customers, employees and the communities we serve. By leveraging our strengths, we look forward to positioning our combined organization as the premier community bank in Michigan.”

Upon completion of the merger, the combined company will create an approximately $1.3 billion-asset bank holding company with 29 offices in West and Southeastern Michigan making it the 12th largest bank holding company in Michigan based on asset size.

The merger is expected to be effective on October 1, 2019, subject to satisfaction of customary closing conditions. ChoiceOne Bank and Lakestone Bank & Trust are expected to consolidate in the second quarter of 2020.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 14 full-service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

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About County Bank Corp

County Bank Corp, located in Lapeer, Michigan, is the holding company for Lakestone Bank & Trust, Member FDIC. Lakestone Bank & Trust operates 15 offices in parts of Lapeer, Macomb and St. Clair Counties. County Bank Corp common stock is quoted on the OTC under the symbol “CNBC.” For more information, please visit Investor Relations at Lakestone’s website at www.lakestonebank.com/about/who-we-are/investor-relations.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of ChoiceOne and County with respect to their planned merger, the strategic benefits and financial benefits of the merger, including the expected impact of the transaction on the combined company’s future financial performance (including anticipated accretion to earnings per share, cost savings, the tangible book value earn-back period and other operating and return metrics), and the timing of the closing of the transaction. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, neither ChoiceOne nor County undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Such risks, uncertainties and assumptions, include, among others, the following:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and County do business, or as a result of other unexpected factors or events;
•	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; and
•	the outcome of any legal proceedings that may be instituted against ChoiceOne or County;

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Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

Contacts

ChoiceOne Financial Services, Inc.

Kelly Potes

President & CEO

ChoiceOne Bank

616-887-6837

kpotes@choiceone.com

County Bank Corp

Bruce Cady

Chairman and CEO

Lakestone Bank & Trust

810-245-2901

bcady@lakestonebank.com

Michael Burke

President and COO

Lakestone Bank & Trust

810-245-2902

mburke@lakestonebank.com

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